Description of Personal Loan from William G. Styles to Organic Plant Health, LLC.

– not represented by Promissory Note

$68,384.00	As of September 30, 2011
Charlotte, North Carolina

Loan From: Mr. William G. Styles

Loan To: Organic Plant Health, LLC

Balance of 9/30/2011: $68,384.00

Interest Due: 5.5% Annually

Interest Paid: Monthly

Maturity Date: January 1, 2016

Purpose of Loan: Mr. Styles loaned the money to Organic Plant Health, LLC for the purpose of helping fund the operations of the company.

Conversion: At such point as Mr. Styles and the company mutually agree, the outstanding loan amount, including all unpaid principle and interest, may be converted to common stock of the parent company, Organic Plant Health, Inc., (OTC:OPHI) at the rate of $.05 per common share.